Exhibit 5.1

August 7, 2026

Goldgroup Mining Inc.

Suite 410, 1111 Melville Street

Vancouver, BC V6E 1B5

Dear Sirs/Mesdames:

Re:	Goldgroup Mining Inc. (the “Company”)

We have acted as counsel to the Company, a company existing under the Business Corporations Act (British Columbia), and have been asked to give this opinion in connection with the filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”) covering an aggregate of 21,027,592 common shares without par value in the capital of the Company, including (i) 19,412,008 common shares without par value in the capital of the Company (the “Plan Shares”) issuable pursuant to the Company’s Omnibus Equity Incentive Plan (the “Omnibus Plan”) and (ii) 1,615,584 common shares without par value in the capital of the Company issuable upon exercise or settlement of the Assumed Awards (as defined in the Registration Statement) (the “Assumed Award Shares”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction of such documents, caused to be made such searches and investigations and considered such questions of law as we have considered relevant or necessary for the purpose of this opinion. In our examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the veracity of certificates of officers of the Company.

We are solicitors qualified to practice law in the Province of British Columbia only and we express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any jurisdiction, other than the laws of the Province of British Columbia and the laws of Canada applicable therein. The opinion herein is based on the laws of the Province of British Columbia and the laws of Canada applicable therein in effect on the date hereof.

Bentall 5 550 Burrard St Suite 2501 Vancouver, BC V6C 2B5 (604) 674-9170 (604) 674-9245 Fax cozen.com

Based and relying upon and subject to the foregoing and the qualifications hereinafter expressed, we are of the opinion that at the date hereof:

1.	the Plan Shares have been duly authorized for issuance and, upon issuance in accordance with the terms of the Omnibus Plan and the applicable stock option or award agreements, the passing of all necessary corporate resolutions, and the issuance of the requisite number of Plan Shares, such Plan Shares will be validly issued and outstanding as fully paid and non-assessable common shares of the Company; and

2.	the Assumed Award Shares have been duly authorized for issuance and, upon issuance in accordance with the terms of the Arrangement Agreement and Plan of Merger dated January 25, 2026 and as amended as of May 15, 2026 by and between the Company, Gold Resource Corporation and Goldgroup Merger Sub Inc. (the “Arrangement Agreement”) and the applicable Assumed Award, the passing of all necessary corporate resolutions, and the issuance of the requisite number of Assumed Award Shares, such Assumed Award Shares will be validly issued and outstanding as fully paid and non-assessable common shares of the Company.

We hereby consent to the use of our name in the Registration Statement relating to the Plan Shares and to the filing, as an exhibit to the Registration Statement, of this opinion.

Yours truly,

/s/ Cozen O’Connor LLP